Exhibit 10(j)

EXECUTION VERSION

November 5, 2003

PERSONAL AND CONFIDENTIAL

Mr. Stephen C. Knup

c/o Superior TeleCom Inc.

150 Interstate North Parkway

Atlanta, Georgia 30339

Dear Stephen:

The purpose of this letter agreement and general release (the “Agreement”) is to acknowledge, and set forth the terms of, our agreement with regard to your termination of employment with Superior TeleCom Inc. (the “Parent”), Superior Telecommunications Inc. (“STI”) and their respective affiliates and subsidiaries and their successors (including, without limitation, Superior Essex Inc. (“Superior Essex”) and Superior Telecommunications LLC) (collectively with the Parent and STI, the “Employer”).

1.             Resignations.  (a)  At the request of the Employer, you hereby confirm your resignation from employment with the Employer effective as of December 31, 2003 (the “Termination Date”) and, effective as of the Termination Date, you hereby confirm your resignation from your positions as the President and Chief Operating Officer of the Parent and Superior Essex and agree that you will not be eligible for any benefits or compensation after the Termination Date, other than as specifically provided herein.  In addition, effective as of the Termination Date, you hereby resign from all offices, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Employer or any benefit plans of the Employer.  You further acknowledge and agree that, after the Termination Date, you will not represent yourself as being an employee, officer, director, trustee, agent or representative of the Employer for any purpose.

(b)           During the period between the date hereof and the Termination Date, you will continue to be paid your base salary at the rate in effect on the date hereof in accordance with the normal payroll practices of the Employer.  In addition, during such period, you will also be eligible for employee benefits and perquisites under the plans and programs which the Employer maintains during such period from time to time, at the same level as if you had continued as a senior executive of the Employer.

2.             Severance Payments and Benefits.  (a)  Subject to the remainder of this Section 2 and Sections 3, 4 and 5, you will be entitled to receive the following payments and benefits:

(i)            Within 10 days following the Effective Date (as defined in the general release attached as Exhibit A hereto (the “General Release”)), payment of (A) any unpaid base salary through the Termination Date; (B) any accrued vacation through the Termination Date (which the parties acknowledge and agree equals $24,588; and (C) any unreimbursed business or medical expenses incurred through the Termination Date;

(ii)           Within 10 days following the Effective Date, a lump sum cash payment equal to $426,196, which represents your severance benefit under the Superior TeleCom Inc. Severance Pay Plan (the “Severance Pay Plan”); and

(iii)          All other payments or benefits which you may be entitled under the terms of any applicable employee benefit plan of the Employer, including, without limitation, any vested accrued benefits under and in accordance with the terms of any tax-qualified retirement plan and continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(b)           The Employer may withhold from any amounts payable under this Agreement such Federal, state and local taxes as are required to be withheld pursuant to any applicable law or regulation.

3.             Full Discharge.  You hereby agree and acknowledge that the foregoing compensation and benefits are in full discharge of any and all liabilities and obligations of the Employer to you (or your beneficiaries), monetarily or with respect to employee benefits or otherwise, except for the matters listed in Section 2(d) of the General Release.

4.             Restrictive Covenants.  You hereby acknowledge the existence and applicability of the restrictions set forth in Section 2.5 of the Severance Pay Plan.  The applicable post-employment restriction periods shall commence on the Termination Date.

5.             General Release.  Notwithstanding anything in this Agreement to the contrary, any and all payments made and benefits provided under this Agreement to you (other than those made pursuant to Section 2(a)(i) hereof) shall be contingent upon (a) the full execution and delivery of the General Release and (b) your election not to exercise your right to revoke such General Release. Such General Release shall be delivered to the Employer on the Termination Date.

6.             Liability Insurance.  After your employment with the Employer has terminated pursuant to this Agreement, the Employer shall cover you under directors’ and officers’ liability insurance while potential liability exists after the Termination Date in the same amount and to the same extent, if any, as the Employer covers its other then officers and directors.

7.             Governing Law.  Except as it may be preempted by the Employee Retirement Income Security Act of 1974, as amended, this Agreement shall be governed by and construed in accordance with the laws of the state of Georgia.

8.             Amendment and Waiver.  This Agreement may not be amended or modified or any right or remedy herein waived except by a writing signed by the Parent, STI (or their respective successors) and you.

9.             Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or prohibited by an applicable law, this Agreement shall be considered divisible as to such provision, which shall be inoperative, and the remainder of this Agreement shall be valid and binding as though such provision were not included herein.

10.           Successors and Assigns.  This Agreement shall be binding upon and to the benefit of the Employer and you and their respective heirs, executors, administrators, successors and assigns.  Without limiting the generality of the foregoing, in the event that the Employer merges with another entity, this Agreement will be binding upon the surviving corporation.

11.           Headings.  Headings as to the contents of particular Sections of this Agreement are provided for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular Sections to which they refer.

12.           Entire Agreement/Counterparts.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any prior agreements, understandings, negotiations, whether written or oral, pertaining to the subject matter hereof.  This Agreement may be executed in counterparts, each of which shall constitute an original and which together shall constitute a single instrument.

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If this Agreement is acceptable to you, please sign the enclosed duplicate original and return the signed Agreement to the Employer at Superior Essex Inc., 150 Interstate North Parkway, Atlanta, Georgia 30339, to the attention of the Chief Financial Officer.

SUPERIOR TELECOM INC.

	By:	/s/ David S. Aldridge
Name: David S. Aldridge
Title: Chief Financial Officer

SUPERIOR TELECOMMUNICATIONS INC.

	By:	/s/ David S. Aldridge
Name: David S. Aldridge
Title: Treasurer

ACCEPTED AND AGREED TO:

/s/ Stephen C. Knup
Stephen C. Knup

EXHIBIT A

Form of
General Release

To:          Superior Essex Inc.

150 Interstate North Parkway

Atlanta, Georgia 30339

1.             Consideration.  I acknowledge that this General Release is being executed in accordance with Section 6 of the letter agreement between me, Superior TeleCom Inc. (the “Parent”) and Superior Telecommunications Inc.(“STI” and, together with Parent and their respective affiliates and subsidiaries and successors, the “Employer”) dated November 5, 2003 (the “Letter Agreement”).

2.             General Release.  (a)  For and in consideration of the payments to be made and the promises set forth under the Letter Agreement, I, for myself and for my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as “Releasors”), hereby forever release, waive and discharge the Employer, its employee benefit and/or pension plans or funds, insurers, successors and assigns, and all of its or their past, present and/or future directors, officers, trustees, agents, counsel, employees, fiduciaries, trustees, administrators, representatives, successors and assigns, whether acting on behalf of the Employer or in their individual capacities (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have, or hereafter may claim to have against Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter up to and including the date of my execution of this General Release, in connection with, or in any way related to or arising out of, my employment, service as a director, service as a trustee, service as a fiduciary or termination of any of the foregoing with the Employer.

(b)           Without limiting the generality of the foregoing, this General Release is intended and shall release the Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter claim to have against the Releasees including, but not limited to, (i) any claim of discrimination or retaliation under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, as amended or the Family and Medical Leave Act; (ii) any claim under the Georgia Equal Pay Act, the Georgia Equal Employment for Persons with Disabilities Code, and the Georgia Age Discrimination Act; (iii) any other claim (whether based on federal, state or local law, statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited, breach of contract (express or implied), wrongful discharge, tortious interference, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorney’s fees, costs, disbursements and the like.

(c)           Except as provided herein or as otherwise required by law, I agree that I will not, from any source or proceeding, seek or accept any award or settlement with respect to any claim or right covered by Section 2(a) or (b) above, including, without limitation, any source or proceeding involving any person or entity, the United States Equal Employment Opportunity Commission or other similar federal or state agency.  Except as provided herein or as otherwise required by law, I further agree that I will not, at any time hereafter, commence, maintain, prosecute, participate in as a party, permit to be filed by any other person on my behalf (to the extent it is within my control or permitted by law), or assist in the commencement or prosecution of as an advisor, witness (unless compelled by legal process or court order) or otherwise, any action or proceeding of any kind, judicial or administrative (on my own behalf, on behalf of any other person and/or on behalf of or as a member of any alleged class of persons) in any court, agency, investigative or administrative body against any Releasee with respect to any actual or alleged act, omission, transaction, practice, conduct, occurrence or any other matter up to and including the date of my execution of this General Release which I released pursuant to Section 2(a) or (b) above.  I further represent that, as of the date I sign this General Release, I have not taken any action encompassed by this Section 2(c).  If, notwithstanding the foregoing promises, I violate this Section 2(c), I will indemnify and hold harmless Releasees from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities and reasonable attorneys’ fees, costs, disbursements and the like and other reasonable expenses which result from, or are incident to, such violation.  Notwithstanding anything herein to the contrary, this Section 2(c) shall not apply to any claims that I may have under the ADEA and shall not apply to the portion of the release provided for in Section 2(a) or (b) relating to the ADEA.

(d)           Notwithstanding anything herein to the contrary, the sole matters to which the release and covenants in this Section 2 do not apply are: (i) my rights of indemnification or contribution to which I was entitled immediately prior to the Termination Date under the Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated July 30, 2003, as amended (the “Plan of Reorganization”), the Employer’s By-laws, the Employer’s Certificate of Incorporation or otherwise with regard to my service as an officer or director of the Employer; (ii) my rights under any tax-qualified pension plan maintained by the Employer or claims for accrued, vested benefits any other employee benefit plan, program, policy or arrangement maintained by the Employer or under COBRA; or (iii) my rights under the Letter Agreement.  In addition, the release and covenants in this Section 2 shall not impact the release applicable to me pursuant to the Plan of Reorganization.

3.             Governing Law; Enforceability.  The interpretation of this General Release will be construed and enforced in accordance with the laws of the State of Georgia without regard to that state’s principles of conflicts of law.  If, at any time after the execution of this General Release, any provision of this General Release will be held to be illegal or unenforceable by a court of competent jurisdiction, solely such provision will be of no force or effect.

4.             Acknowledgement.  I acknowledge that I have been advised by the Employer in writing to consult, and I have consulted, independent legal counsel of my choice before signing

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this General Release.  I further acknowledge that I have had the opportunity to consult independent legal counsel and to consider the terms of this General Release for a period of at least 21 days.  I further acknowledge that I have carefully read this General Release in its entirety; that I have had an adequate opportunity to consider it and to consult with any advisors of my choice about it; that I have consulted with independent legal counsel of my choice who has answered to my satisfaction all questions I had regarding this General Release; that I understand all the terms of this General Release and their significance; that I am legally competent to execute this Agreement; that I have not relied on any statements or explanations made by the Employer, any agent of the Employer or its counsel; that I knowingly and voluntarily assent to all the terms and conditions contained herein; and that I am signing this General Release voluntarily and of my own free will.

5.             Effective Date.  I further acknowledge that this General Release will not become effective until the eighth day following my execution of this General Release (the “Effective Date”), and that I may at any time prior to the Effective Date revoke this General Release by delivering written notice of revocation to the Employer c/o Superior Essex Inc., 150 Interstate North Parkway, Atlanta, Georgia, 30339, to the attention of the Chief Financial Officer.  In the event that I revoke this General Release prior to the eighth day after its execution, this General Release will automatically be null and void.

By:
Stephen C. Knup

Dated: December 31, 2003

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